Exhibit 5.2

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

September 3, 2015
Teva Pharmaceutical Industries Limited
5 Basel Street
Petach Tikvah, 49131
 Israel
Ladies and Gentlemen:
We have acted as special U.S. counsel for Teva Pharmaceutical Industries Limited, an Israeli corporation (the “Company”), in connection with the Teva Pharmaceutical Industries Limited 2015 Long-Term Equity-Based Incentive Plan (the “Plan”).  The Company is filing a registration statement on Form S-8 (the “Registration Statement”) with the United States Securities and Exchange Commission to register the offering and sale of 46,200,000 ordinary shares, par value NIS 0.1 per share, of the Company (the “Shares”), to be issued under the Plan.  The Shares may be represented by the Company’s American Depository Shares (“ADSs”) under the Amended and Restated Deposit Agreement, as amended, dated November 5, 2012 (the “Deposit Agreement”), among the Company, JPMorgan Chase Bank, N.A., as depositary (the “Depositary”), and the holders from time to time of the Company’s ADSs.  The Shares being registered are issuable to certain employees, officers, directors, and consultants of the Company or its affiliates in connection with the grant of awards (“Awards”) to such employees, officers, directors, and consultants under the Plan (the “Awardholders”).
We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.  In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.  As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company.
We have reviewed the Deposit Agreement and have considered such aspects of New York law as we have deemed relevant for purposes of the opinion set forth below.  In such examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.
Subject to the qualifications set forth below, and based upon, and subject to, the foregoing, we are of the opinion that:
1.
The Deposit Agreement, assuming due authorization, execution and delivery by the Depositary and the Company, constitutes a legal, valid, binding and enforceable agreement of the Company, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); and

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Teva Pharmaceutical Industries Limited
September 3, 2015

2.
The ADSs, when sold or delivered to the Awardholders in accordance with the Plan and the Awards granted thereunder, will entitle the holders of such ADSs to the rights specified in the Deposit Agreement.

We are members of the bar of the State of New York and do not express any opinion as to the laws of any other jurisdiction.
This opinion is being rendered solely in connection with the registration of the offering and sale of the Shares, as represented by ADSs, pursuant to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ Willkie Farr & Gallagher LLP
Willkie Farr & Gallagher LLP